Exhibit 99.1

For Immediate Release

Mana Capital Acquisition Corp. Announces the Separate Trading

of its Common Stock, Warrants and Rights, Commencing January 14, 2022

Dover, DE – January 12, 2022 – Mana Capital Acquisition Corp. (Nasdaq: MAAQU) (“Mana” or the “Company”), today announced that, commencing January 14, 2022, holders of the 6,500,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s common stock, warrants, and rights included in the units. Each unit consists of one share of common stock, one-half of one redeemable warrant, and one right to receive one-seventh (1/7) of one share at the closing of a business combination.

The shares of common stock, warrants and rights that are separated will trade on The Nasdaq Global Market (“Nasdaq”) under the symbols “MAAQ”, “MAAQW” and “MAAQR,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “MAAQU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock, warrants and rights.

Mana is a newly incorporated blank check company formed for the purpose of engaging in a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Its efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus its search on target businesses operating in North America, Europe and Asia in the healthcare, technology, green economy, and consumer products sectors.

The units were initially offered by the Company in an underwritten offering. Ladenburg, Thalmann & Co., Inc. acted as the sole book-running manager for the offering and I-Bankers Securities, Inc. acted as co-manager. A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 22, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given as to the consummation of any business combination or the terms thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Mana Capital Acquisition Corp.

Jonathan Intrater, CEO

(413) 519-3764